Exhibit 6



The following is the text of a voting undertaking signed by Marconi Corporation plc, a stockholder of Bookham.



                                         [Letterhead of Marconi Corporation plc]

                                   UNDERTAKING
                                   -----------

4 October 2002

Bookham Technology plc
90 Milton Park
Abingdon
Oxfordshire
0X14 4RY

Nortel Networks Corporation
8200 Dixie Road
Suite 100
Brampton
Ontario
L6T 5P6 Canada

Dear Sirs

Proposed combination of Bookham with Optical Amplifier and Optical Transmitter and Receiver Businesses

Nortel Networks Corporation ("Nortel") and Bookham Technology plc ("Bookham") propose entering into an acquisition agreement, for the sale of the assets included in the optical amplifier and optical transmitter and receiver businesses of Nortel and certain of its subsidiaries (the "Business") to Bookham (the "Acquisition"). The Acquisition will be conditional, inter alia, on certain resolutions being passed by the shareholders of Bookham at an extraordinary general meeting of Bookham ("EGM").

Marconi Corporation plc ("Marconi"), on behalf of Marconi Optical Components Limited ("MOC"), hereby irrevocably undertakes with Bookham that it will procure that MOC will exercise or procure the exercise of the votes attached to the 12,891,000 ordinary shares of 1/3 pence each in the capital of Bookham, which MOC holds as registered holder (the "Ordinary Shares") for the purpose of approving each of the ordinary resolutions numbered one to four and the special resolution numbered five (the "Resolutions") as set out in the notice of the EGM, a draft of which is attached to this undertaking and which is to be attached to the circular (subject to any necessary amendments) to be distributed to the shareholders of Bookham relating, inter alia, to the Acquisition (the "Circular"). The Ordinary Shares are the only shares in Bookham in which Marconi and MOC are interested. Marconi also hereby consents to the issue of the Circular incorporating references to Marconi and MOC and this undertaking.

Yours faithfully

/s/ Marconi Corporation plc
---------------------------

For and on behalf of
Marconi Corporation plc